Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2012 Financial Results
Tuesday, February 19, 2013 4:45 pm EDT

Results in line with updated guidance as industry outlook improves

HAYWARD, Calif., February 19, 2013 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter ended December 28, 2012.

Revenue for the fourth quarter of 2012 was $90.1 million, a decrease of 10.7% compared to the third quarter of 2012 and an increase of 3.7% compared to the same period a year ago.  Semiconductor revenue was 85% of total revenue for the fourth quarter and 86% for the third quarter of fiscal year 2012.  Revenue outside the U.S. accounted for 18% of total revenue for the fourth quarter of 2012 compared to 25% for the previous quarter. Gross margin for the fourth quarter of 2012 was 12.8%, compared to 14.2% for the previous quarter and 11.0% for the same period a year ago.

The Company recorded a net loss of $1.7 million, or $(0.06) per share in the fourth quarter of 2012 compared to a net loss of $1.7 million, or $(0.06) per share in the previous quarter and net income of $7.8 million, or $0.34 per share for the same period a year ago.  The net loss for the fourth quarter of 2012 includes pre-tax charges of $2.0 million for amortization and other costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.00 per share. The company’s tax rate for the fourth quarter of 2012 was 18.7%. Net income in the fourth quarter of 2011 includes the tax benefit of $6.4 million, or $0.28 per share resulting from the reversal of a valuation allowance on the Company’s deferred tax assets.

The financial information presented for the fiscal year 2012 includes two full quarters of operations of Advanced Integration Technologies (“AIT”), which Ultra Clean merged with on July 3, 2012.

For fiscal year 2012 revenue was $403.4 million, a decrease of $49.2 million, or 10.9%, over fiscal year 2011. Gross margin for fiscal year 2012 was 13.8% compared to 13.0% for fiscal year 2011. The company recorded net income of $5.2 million, or $0.20 per share for fiscal year 2012 compared to net income of $23.7 million, or $1.01 per share, for fiscal year 2011.  Net income for fiscal year 2012 includes pretax charges of $3.8 million for amortization and $2.8 million of one-time transaction costs, each associated with the AIT transaction. Excluding these charges the Company would have reported net income of $10.2 million, or $0.39 per share for fiscal year 2012. The company’s tax rate for the fiscal year 2012 was 23.1%. Net income for fiscal year 2011 includes the tax benefit of $6.4 million, or $0.28 per share resulting from the reversal of a valuation allowance.

Cash at the end of the fourth quarter of fiscal year 2012 was $54.3 million, a decrease of $4.0 million from the previous quarter.  Outstanding debt on our new bank facility, which was used to finance the AIT transaction, was $75.6 million at the end of the fourth quarter of fiscal year 2012.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “The second half of 2012 has been a challenging, yet exciting time for UCT. In July, we acquired Advanced Integration Technologies (AIT) and since then have made significant progress with its integration into UCT. And, although we experienced a slowdown in the semiconductor industry during that period of time, we believe business conditions are improving as we move into fiscal year 2013.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the first quarter of 2013 to range between $96 million to $101 million, with earnings (loss) per share in the range of $(0.02) to $0.02. Excluding amortization associated with the merger with AIT we expect earnings per share to be in the range of $0.02 to $0.06. We are forecasting a tax rate of 27% for the first quarter and a tax rate of 24% for the year.”

Ultra Clean will conduct a conference call today, Tuesday, February 19, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 90534693 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to first quarter 2013 revenue and earnings per share and our forecasted tax rate for the first quarter of fiscal 2013 and the full fiscal year 2013 and our expectations with respect to business conditions in fiscal year 2013. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2011 and our quarterly report on Form 10-Q for the quarter ended September 28, 2012 filed with the Securities and Exchange Commission. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 28, 2012.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Sales	$90,067	$86,873	$403,430	$452,639

Cost of goods sold	78,516	77,278	347,642	393,647

Gross profit	11,551	9,595	55,788	58,992

Operating expenses:
Research and development	1,118	1,262	5,121	5,556
Sales and marketing	1,818	1,503	7,033	7,257
General and administrative	10,026	5,274	35,289	22,633
Total operating expenses	12,962	8,039	47,443	35,446

Income (loss) from operations	(1,411)	1,556	8,345	23,546

Interest and other income (expense), net	(716)	(96)	(1,648)	(1,106)

Income (loss) before income taxes	(2,127)	1,460	6,697	22,440

Income tax provision (benefit)	(398)	(6,341)	1,544	(1,294)

Net income (loss)	$(1,729)	$7,801	$5,153	$23,734

Net income (loss) per share:
Basic	$(0.06)	$0.34	$0.20	$1.05
Diluted	$(0.06)	$0.34	$0.20	$1.01

Shares used in computing
net income (loss) per share:
Basic	27,854	22,850	25,698	22,689
Diluted	27,854	23,279	26,261	23,437

Ultra Clean Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 28,	December 30,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$54,311	$52,155
Accounts receivable	50,074	41,051
Inventory	54,533	55,473
Other current assets	6,769	5,441
Total current assets	165,687	154,120

Equipment and leasehold improvements, net	9,282	10,009
Goodwill	56,662	-
Purchased intangibles, net	27,702	8,987
Other non-current assets	7,164	5,183
Total assets	$266,497	$178,299

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$48,706	$2,931
Accounts payable	24,053	29,451
Other current liabilities	7,275	4,360
Total current liabilities	80,034	36,742

Bank debt and other long-term liabilities	29,913	24,272
Total liabilities	109,947	61,014

Stockholders' equity:
Common stock	139,843	105,501
Other comprehensive loss	(230)	-
Retained earnings	16,937	11,784
Total stockholders' equity	156,550	117,285
Total liabilities and stockholders' equity	$266,497	$178,299